Exhibit 14.1

Ethics and Business Conduct Policy

Revised: July 2014

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

The Cooper Companies, Inc.

Ethics and Business Conduct Policy

At Cooper, we have shaped a tradition of excellence and quality that spans many years. As a Company, we are committed to upholding the highest standards of ethics in our relationships with customers, employees, stockholders and the public. We have adopted this Ethics Policy to help us preserve and enhance this tradition and to continue to reach our highest potential.

All of our employees, contractors and directors must comply with the Ethics Policy.

We consider compliance with good business practices to be a top priority. We intend this Ethics Policy to be a source of guidance and useful information for you, but remember that no policy or code of conduct can possibly cover every situation you may encounter. If you are ever unsure about a situation, or have questions about what is considered appropriate and ethical business practices, we encourage you to talk to your supervisor or local management team.

Ask before you act if you have any doubt about appropriate conduct. It is your responsibility to comply with the Ethics Policy and to report any concerns about non-compliance.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Contents

Ethics, Compliance and Personal Responsibility	- 4 -

Antitrust and Anti-Corruption	- 6 -

Export Regulations and Trade Sanctions	- 8 -

Insider Trading	- 9 -

Discrimination and Harassment	- 11 -

Health, Safety and Wellness	- 12 -

Conflicts of Interest	- 13 -

Corporate Property and Information	- 14 -

Accounting Practices, Internal Controls and Finance	- 16 -

Citizenship, Political Involvement and Political Contributions	- 17 -

Violations of the Policy	- 18 -

Amendment and Waivers	- 19 -

Contact Information	- 21 -

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Ethics, Compliance and Personal Responsibility

As an international company, we do business in many countries worldwide and we make an effort to comply with relevant laws and regulations. Additionally, Cooper’s common stock is traded on the New York Stock Exchange (the NYSE), and as a result we are subject to the rules and regulations of the NYSE and the U.S. Securities and Exchange Commission (the SEC).

As our employee, we expect you to conduct business lawfully and to seek advice if you have any questions about whether an action you have been asked to take might be illegal, unethical, or in violation of the Ethics Policy.

It is your responsibility to:

•	Comply with the Ethics Policy and other Cooper policies, as well as all laws, rules, and regulations applicable to Cooper’s business;

•	Have a practical working knowledge of policies, laws, rules, and regulations related to your job responsibilities;

•	Avoid illegal, unethical, or improper conduct and behave honestly;

•	Deal fairly with co-workers, customers, suppliers, and the general public;

•	Refrain from threatening, abusive, harassing, or discriminatory behavior;

•	Refuse to offer or accept bribes or other inappropriate payments and to promptly report any attempt to bribe you;

•	Be accurate and truthful in the preparation and submission of records, reports, and other information in the course of your job;

•	Seek guidance when in doubt about your responsibilities and promptly report any actual or suspected violation of laws, rules, policies, or regulations to your supervisor or through your management chain;

•	Promptly report any actual or suspected accounting, auditing or financial reporting irregularities, or fraud directly to the Compliance Hotline or the Legal Department; and

•	Cooperate with any investigation of alleged wrongdoing.

If you have questions….ask.

You have several options if you have questions, if you need guidance on a specific ethical question or if you wish to report concerns about illegal, unethical, or improper conduct. We encourage you to talk to your supervisor as your first point of contact if you need guidance or have questions. However, if you are unable to talk to your supervisor or uncomfortable talking to them, you should continue within the management chain. If you do not feel comfortable speaking to your management team, we also provide means for reporting your concerns to the Legal Department, either directly or through a confidential Compliance Hotline and webpage.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Violation of this Policy may result in disciplinary action, including suspension or termination of employment. Violations may also lead to criminal or other legal liability in certain circumstances. You are responsible for your own compliance and should report any suspected violations.

We maintain a non-retaliation policy.

We encourage open communication of concerns and we are committed to protecting anyone providing a good faith report of inappropriate business practices from any form of retaliation. Retaliation against anyone making a report or participating in an investigation will result in disciplinary action and can be subject to criminal liability in certain circumstances.

You will find contact information for several internal resources and the Compliance Hotline at the end of this Policy statement.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Antitrust and Anti-Corruption

We are committed to the promotion of fair competition and to observing local, state, and national laws and regulations where we do business. We do not condone bribery, corruption, unfair business dealings, or anti-competitive practices.

Antitrust Laws and Anti-Competitive Practices

Antitrust laws were created to ensure a fair and competitive free market system. Generally, these laws prohibit agreements, including informal agreements, between competing companies that involve pricing or business practices that might create unfair advantages. This includes (but isn’t limited to) any agreement to:

•	Divide markets, territories, or customers;

•	Refuse to deal with a third party;

•	Stabilize or fix prices; or

•	Alter production levels to artificially change prices.

An agreement does not have to be formal or written to violate anti-trust laws. An oral agreement or understanding would be in violation of anti-trust standards if it creates an expectation that both parties will honor prohibited business practices or decisions.

Your conduct as a representative of Cooper can create the appearance of an agreement. You should not discuss confidential business information, especially information regarding our pricing, production costs, supply, or manufacturing capacity with competitors. If you become aware of an agreement that would restrict, or give the appearance of restricting, free competition you should report it immediately to your management team.

Fair Dealing

You should never take unfair advantage of our business partners or customers through misrepresentation, fraud, or other unfair practices. Submitting a false, incomplete, or misleading proposal, quotation, or other document or statement may result civil or criminal liability for Cooper and for you. If you become aware of any unfair dealing or are asked to engage in or approve of any fraudulent or abusive business action, you should report it immediately to your supervisor, your local management team, or through our Compliance Hotline.

Anti-Corruption and Anti-Bribery

As an international company, we observe the local, state, and national laws and regulations of the countries where we do business. We expect you to uphold our ethical standards in the course of your work, even if those standards are more demanding than local custom or practice.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Most countries have laws and regulations in place that prohibit bribes, kickbacks and other forms of inappropriate payments. When dealing with local government agencies and officials, you must not offer or provide any payment, gift, or other thing of value with the intention to influence or reward an official’s actions or decision or to gain an unfair business advantage. This includes direct offers or promises of payments and transactions through third parties. In addition, you must not act in any way that would cause a reasonable person to believe that we are providing any improper benefit to government officials. The same restrictions apply to family members of government officials and to former government officials.

Laws concerning bribes, gifts, and gratuities are complicated and vary from country to country. In addition to restrictions on payments to government officials, there may also be legal restrictions on gifts to customers or healthcare professionals regardless of the purpose of the gift.

Before offering any gift, gratuity, hospitality, entertainment, or other things of value, you should consult with your management team or the Legal Department. You should never offer gifts or promotional items to customers with the expectation of getting something in return. If you are ever approached about making a payment or providing anything of value to a government official, you should report the occurrence to your supervisor or through the Compliance Hotline.

Accepting Gifts and Favors

You should not accept gifts or promotional items that would influence or appear to influence your professional decisions. In the normal course of business, gifts and promotions of nominal value are common as a result of conducting business with outside parties, and accepting gifts is not prohibited provided that such gifts and promotional items are not in violation of any applicable law or made with the purpose of securing a preferential customer or supplier action. You should avoid gifts of more than nominal value however, and you should never accept a gift or favor if it will obligate, or appear to obligate, you or Cooper to a specific business transaction.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Export Regulations and Trade Sanctions

We comply with the requirements of the United States and other countries that restrict business with countries subject to trade sanctions. We do not engage in practices that could be reasonably expected to violate export and import controls, trade sanctions or other laws regarding foreign trade.

U.S. Export Controls and Trade Sanctions

The United States and other countries where we do business maintain laws that may prohibit or restrict direct and indirect dealings with certain other countries. These laws also prohibit or restrict dealing with certain individuals or businesses in other countries. The U.S. Department of Commerce and U.S. Department of the Treasury maintain publicly available information regarding sanctions programs and individuals or businesses that are restricted under U.S. laws.

If you have any questions about trade sanctions and export controls, please contact the Legal Department.

We maintain a separate Export Controls and Compliance Policy that addresses export controls, trade sanctions, and anti-boycott laws in more detail. You can get a copy of this policy from the Legal Department or through the Cooper intranet site.

Anti-Boycott Laws

We comply with United States laws that prohibit us from participating in certain economic boycotts implemented by other countries. We cannot refuse to do business with firms in these countries or certify that we comply with economic boycotts against these countries. Participation in certain boycotts may also violate laws of other countries.

Additionally, we are required to report to the United States authorities if we receive a request for information, declarations, or other statements related to these boycotts. If you receive a request related to compliance with any boycott or if you have any questions of any kind, you should contact the Legal Department directly.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Insider Trading

Insider trading is prohibited by state and federal laws and can have severe consequences. Violations may lead to disciplinary action and may have civil or criminal liability under local law.

In the normal course of your job responsibilities you may become aware of information about Cooper and companies we work with. Some of this information may be material, non-public information. If you know of material, non-public information, you are prohibited by law from using that information to profit on trades in our stock. You also may not share non-public information with others who might use the information to decide when to buy or sell our stock. This applies to information about Cooper and about companies that we do business with. Using material, non-public information to make decisions about stock trading is referred to as “insider trading”. Providing material, non-public information to others is called “tipping”.

You are also prohibited from serving as an employee, consultant, or advisor to an “expert network” or similar organization designed to connect institutional investment managers with expert consultants, including professional participants in relevant industries. Service with this type of organization can result in disclosure of inside information.

We maintain a separate Stock Trading Policy for our senior executives and directors. You can get a copy of this policy from the Legal Department or through the Cooper intranet site.

The consequences of insider trading and tipping can be severe. Insider trading can result in criminal prosecution and incarceration. Even violations that do not result in criminal or civil prosecution can result in disciplinary action, up to and including termination of employment.

If you are uncertain about insider trading prohibitions, contact our Corporate Secretary or the Legal Department before making a purchase or sale of securities. You should report suspected violations of insider trading regulations or securities fraud directly to the Legal Department or through our Compliance Hotline.

What is “material, non-public information”?

Material non-public information is information that:

•	we have not yet made publicly available to investors;

AND

•	Reasonable investors would be likely to consider important in determining whether to buy or sell stock.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Material, non-public information is always confidential. We make information publicly known through broadly distributed reports, including our annual or periodic reports to stockholders and our press releases.

You should be particularly careful to not share information about:

•	Major transactions under consideration, such as the acquisition of another company, sale of a portion of our business, or a significant agreement, such as a license, collaboration agreement, or contract;

•	Our internal financial information, including earnings, revenues, financial projections, or financing transactions;

•	New products or technical developments, including approvals or lack of approvals;

•	Significant product delays, defects, or recalls or other significant design or manufacturing problems;

•	The initiation or termination of significant litigation, governmental investigation, or regulatory reviews; or

•	Information concerning significant changes in our management or business structure.

Any inquiry from securities analysts or media should be directed to Investor Relations immediately at: (925) 460-3663

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Discrimination and Harassment

We value the uniqueness of the individuals we employ and the diverse perspectives you provide. We do not discriminate in hiring on the basis of any protected class status and harassment of any employee is inconsistent with our business ethics.

Discrimination

Cooper is an equal opportunity employer and we make employment decisions on the basis of merit. We do not permit discrimination in hiring or employment based on race, color, national origin, age, disability, religious affiliation, sexual orientation, veteran status, marital status, genetic information, or any other characteristic protected by law. We are committed to complying with all applicable laws providing for equal employment opportunities.

You should report any unlawful discrimination to your supervisor or your Human Resources department.

Harassment

We are committed to providing a safe work environment and do not condone any form of harassment, including sexual harassment. Harassment generally means any severe or pervasive offensive conduct that singles out an individual and creates a hostile work environment. Harassment can cover a wide range of conduct, including insults, offensive jokes or materials, slurs, threats, abuse, ridicule, unwanted sexual advances, and physical conduct, including assault, unwanted physical contact, or intentionally blocking physical movement or interfering with work.

We believe in maintaining a friendly, collaborative work environment. Harassment of any kind is inconsistent with ethical business practices and any suspected harassment should be reported to Human Resources immediately.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Health, Safety, and Wellness

You have a responsibility for the health and safety of yourself, your co-workers, and the general public. We are committed to maintaining safe working conditions and complying with health and safety laws and regulations.

We strive to maintain a safe and comfortable environment for all employees. You should practice and promote safety while on the job and comply with health and safety laws. These laws are designed to protect your physical safety and prevent exposure to conditions in the workplace that could be harmful to you and others.

You should consult your employee handbook or your local management team for more information about health and safety regulations for your location. If you become aware of a situation that appears to be a hazard to health, safety or security, you should alert your supervisor or local management team.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Conflicts of Interest

A “conflict of interest” occurs when your private interest interferes, or even appears to interfere, with the interests of Cooper.

We respect your privacy and individual rights in your personal activities. However, you should be aware of the possibility that your private interests may result in conflicts with Cooper’s interests. You should be aware of, and avoid, potential situations where your private interests, including personal, social, and financial interests, may conflict with the performance of your responsibilities to Cooper. Even the appearance of a conflict of interest can damage your personal reputation and the reputation of Cooper.

There are many situations which could result in a conflict of interest. Some of the most common conflicts include:

•	You or a close family member maintain a personal financial interest in a business or organization that Cooper does business with and that interest conflicts or appears to conflict with your employment;

•	Receiving fees, commissions, or other compensation from a business or organization that Cooper does business with or competes with;

•	You or a family member have a financial interest in a transaction that Cooper is known to be pursuing; and

•	Activities outside your employment, either business or personal, that would compete with Cooper’s business or that would affect your ability to devote an appropriate amount of time to your job responsibilities.

If you believe you may have a conflict of interest, you should seek advice from your supervisor or management team. The Chief Executive Officer and members of the Board should seek advice from the Chairman of the Governance Committee.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Corporate Property and Information

You are expected to protect Cooper’s assets, including confidential information and business records, and to use them for legitimate business purposes only.

In your employment, you are expected to advance Cooper’s legitimate business interests. You should not use Cooper assets, including company property or confidential information, for your personal gain. You also should not take for yourself personally any opportunities of which you become aware through your work with Cooper. Interference with Cooper’s interests could result in disciplinary action and even legal consequences depending on severity of the circumstances.

You are responsible for the appropriate use and protection of our assets. Cooper assets include, but are not limited to:

•	Our buildings, land, equipment, vehicles and other physical property;

•	Our computer networks, computer hardware, internet access, telephone systems, voicemail, email, software, PDAs/“smart phones”, and other electronic devices and media;

•	Our confidential information and business records, including records in electronic format;

•	Our intellectual property; and

•	The time and skills of our employees.

Cooper and each of its subsidiaries also maintain Social Media policies regarding the use of social media, networking, and internet media resources. You can get a copy of the appropriate policy from your Human Resources department or local management.

Any information included in expense reports, time sheets, customer account transactions and other records must be accurately recorded and reported. Transactions should be carried out in accordance with management authorizations and our financial policies and procedures. Company records should be retained in accordance with appropriate guidelines.

We maintain a separate Records Retention Policy which provides guidelines for the maintenance of business records. You can get a copy of this policy from the Legal Department or through the Cooper intranet site.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Confidential information should only be accessed for legitimate business reasons and must not be disclosed except as allowed by our policies (or if required by applicable law). You must not share confidential information acquired during your employment at Cooper even if your employment ends.

Confidential information may include any personally identifiable information of any of our employees (including tax IDs, financial records, and health information) and any non-public information of use to our competitors or harmful to Cooper or our customers or employees.

If you are uncertain about what may be confidential information, you should ask your supervisor or local management. Misuse of company property or any suspected breach of confidential information should be reported immediately to your supervisor or local manager.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Accounting Practices, Internal Controls, and Finance

We have established accounting standards and procedures that meet our obligations as a public company to fairly present the financial condition and results of operations of our business in accordance with all generally accepted accounting principles and regulations.

We maintain our books and records to accurately reflect, in all material respects, the true nature of our business transactions. We have established internal controls and procedures designed to identify non-compliance with appropriate accounting procedures and practices.

All information we disclose to our stockholders, to the public, and to government agencies must reflect our policy of accurate reporting. The integrity of our public disclosure depends on the validity, accuracy, and completeness of the information supporting the entries in our records. Our records also serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees, and other business partners. As a result, our records must be completed accurately and honestly. Among other things, you must not:

•	Make records that appear to show payments to one person or entity that were in fact made to another;

•	Create records with false dates or signatures;

•	Submit inaccurate or fraudulent expense reports or create business records that do not accurately record the nature of transactions; or

•	Record sales that did not occur.

You are responsible, within your job duties, for the accuracy of the financial and business records we create.

As part of our policies and practices, senior financial managers are also required to make quarterly certifications regarding the accuracy of our financial records. The Chief Executive Officer and the Chief Financial Officer also make certifications regarding the information contained in our reports submitted to the SEC.

You must not interfere with proper accounting procedures by influencing, coercing, manipulating, or misleading our auditors or accountants. Interference of this sort is both illegal and violates our policies. We all share responsibility for maintaining and complying with required internal controls. If you act in a way that could result in misleading financial statements to the public, you can be subject to severe disciplinary action as well as legal penalties.

If you have any concern regarding activities that may lead to inaccurate books or records, including any accounting issues, internal controls violations, auditing irregularities, or possible fraud, you should immediately report to your supervisor, your local finance manager, or the Chief Financial Officer of your organization. You can also report directly to the Legal Department, to the Audit Committee of the Board of Directors, or through the Compliance Hotline.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Citizenship, Political Involvement and Political Contributions

Cooper abides by rules and regulations regarding political contributions and lobbying activities.

We encourage your personal participation in the political process by voting, speaking out on public issues, and becoming active in local, state, and national political activities. You are free to use your own time and resources to pursue any activities or affiliations you find personally appropriate and to make private donations to whatever political parties or causes you desire. Your decision to participate in political activities or make political contributions will not affect your employment.

However, you should not suggest or state that you speak or act for Cooper or make political statements or donations on behalf of Cooper without specific authorization. You should also be sensitive to other employees with opposing political views.

If you have any question as to whether your political activities would be in violation of policy or applicable laws, rules and regulations, you can contact the Legal Department.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Violations of the Policy

We encourage open communication of concerns. We are committed to protecting anyone providing a good faith report of inappropriate business practices from any form of retaliation for their report or for their participation in an investigation.

If you witness a violation of the Ethics Policy, or are ever asked to violate any Cooper policy or any law, you should report it immediately. We encourage providing as much specific information as possible when you make a report, including names, dates, places, events that took place, and your reasons for suspecting a violation.

Violations of this Policy should be reported immediately.

If you believe you have witnessed a violation of the Ethics Policy or have been asked to violate the policy, you can make a report to:

•	Your immediate supervisor, local management team, or Human Resources representative;

•	Directly to the Legal Department;

•	Through our Compliance Hotline, or

•	Through any other reporting option indicated in this policy or your Employee Handbook.

All reports will be held in strict confidence as discussed in more detail below.

Violations of the Ethics Policy may result in disciplinary action, including possible termination of employment or referral for criminal investigation.

Internal reporting contacts are provided at the end of this policy. If you do not feel comfortable speaking to your manager, you can reach out to any of the contacts listed or use the Compliance Hotline.

External reporting resources are also available. The SEC has adopted procedures by which individuals may report perceived violations of securities laws and by which an individual may share in a monetary recovery if he or she provides original information in connection with a violation that actually results in a monetary recovery. In weighing a person’s entitlement to share in such a recovery, the SEC

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

will look to see whether that person first complied with his or her employer’s internal reporting procedures. We strongly encourage you to report any possible violations internally as indicated above before turning to external resources.

We will review all reports of possible violations. Reports will be investigated to determine whether a violation has occurred and what disciplinary action is appropriate. If the suspected violation is particularly severe or if it involves our senior management, the Corporate Governance Committee of our Board of Directors has authority to make its own investigation.

Non-Retaliation Policy

You will never be subject to adverse employment actions because you refused to carry out a directive that is in direct violation of any local, state, or federal law or you made a report in good faith of possible fraud, unethical business conduct, violation of local, state or federal law, or other possible concern about our practices or procedures.

We will not tolerate threats of retaliation, including threats of discharge, demotion or other types of harassment or discrimination, as a response to any good faith report of possible fraud, unethical business conduct, violation of the law, or other possible violation of our practices or procedures.

If you feel you have been the subject of retaliation or other adverse treatment as a result of reporting possible unethical business practices, you should immediately inform your supervisor or your local Human Resources manager.

Assurance of Confidentiality and Anonymity

If you report a possible violation of the Ethics Policy directly to the Legal Department or through our Compliance Hotline, your report will be considered confidential. We will only disclose information in your report as necessary to investigate the possible violation or as required by law.

Reports may be made anonymously if you choose, provided anonymity does not violate local law for your area. If you choose to make an anonymous report of a possible violation, we will make every effort to preserve your anonymity and will not try to determine the origin of the report. However, we encourage you to provide your name and contact information when making a report so that we can communicate about any questions as we investigate.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Amendment and Waivers

The Ethics Policy may be amended only by the Board of Directors or a committee of the Board of Directors. Waivers of the Ethics Policy for members of the Board of Directors or executive officers may be made only by the Board of Directors or a committee of the Board of Directors. Waivers of the Ethics Policy for other employees may be made only by an executive officer or by the Board of Directors or a committee of the Board of Directors. Waivers of the Code will be granted on a case-by-case basis and only in extraordinary circumstances. Waivers will be disclosed to the public as required by applicable laws, rules and regulations.

The Cooper Companies Ethics and Business Conduct Policy

Originally adopted: Dec 16, 2003; Revised: July 10, 2014

Contact Information

We encourage you to communicate directly with management at any level whenever you feel there is a problem that needs to be addressed.

Compliance Hotline	1-866-737-6817

www.coopercompanies.ethicspoint.com

(Phone number is Toll Free in the United States. International Toll-free numbers are available through web portal. Web portal and hotline reporting are accessible in multiple languages.)

Corporate Secretary & Governance Office

Secretary/Chief Governance Officer, Carol Kaufman	925-460-3660

Director of Legal Services & Compliance, Cynthia Wallace	925-460-3678

The Cooper Companies Ethics and Business Conduct Policy